UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2008

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive

Watsonville, California 95076

(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On July 24, 2008, we announced our consolidated financial results for the 13-week period (second quarter) ended June 28, 2008 and for the 26-week period ended June 28, 2008. A copy of this press release is attached hereto as Exhibit 99.1.

The press release contains disclosure of adjusted pre-tax income, adjusted net income and adjusted earnings per share for each of the 13 weeks ended June 28, 2008 and the 26 weeks ended June 28, 2008. Adjusted pre-tax income, adjusted net income and adjusted earnings per share are not measures of financial performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). The press release contains tabular reconciliations of adjusted pre-tax income, adjusted net income and adjusted earnings per share for each of the 13 weeks ended June 28, 2008 and the 26 weeks ended June 28, 2008 to income before taxes, net income (loss) and diluted net income (loss) per share for each of the 13 weeks ended June 28, 2008 and the 26 weeks ended June 28, 2008, respectively, from our financial statements, which are presented in accordance with GAAP. Management believes that adjusted pre-tax income, adjusted net income and adjusted earnings per share provides useful data to evaluate our financial performance from year-to-year and uses these measures for such purpose. Adjusted pre-tax income, adjusted net income and adjusted earnings per share should not be considered as an alternative to income before taxes, net income (loss) and diluted net income (loss) per share as an indicator of West Marine’s financial performance. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The information required to be furnished pursuant to Item 2.02 and Exhibit 99.1 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except if we specifically incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

As previously disclosed, we believe the U.S. boating industry currently is experiencing a down cycle, which is proving persistent and severe. When the general economy is sluggish, as it has been this year, discretionary spending (such as that on boating supplies) is typically one of the first areas consumers tend to reduce. We believe our business has been adversely impacted by the general economic slowdown and uncertainties in the financial markets. In the first quarter of 2008, our net sales were 10% lower than the comparable period in 2007. Management recognized that its ongoing cost containment initiatives were not sufficient, and we undertook a comprehensive review of our operations to determine how to best position the company to weather this down cycle and to emerge as a strong competitor. As a result of this review, management proposed, and as of July 22, 2008, our board of directors approved, several initiatives, including the closure of both our distribution center located in Hagerstown, Maryland, and our call center located in Largo, Florida, and the closure of 25 to 30 stores (as described further in Item 2.06 below).

Management expects that the closure of the Maryland distribution center will reduce costs and increase operating efficiency by increasing capacity utilization and decreasing duplicative inventory stock. Distribution activity previously handled by the Maryland facility will be absorbed by our remaining two distribution centers located in California and South Carolina.

The Maryland distribution center has approximately 41 employees, most of whom will be offered employment at our distribution center in Rock Hill, South Carolina. The Maryland distribution center’s closure is expected to be completed by the end of this fiscal year, and employees not electing to relocate will then be terminated.

We expect to record aggregate charges of approximately $2.9 million to $4.0 million in the second half of 2008 related to the closure of the Maryland distribution center. Of this aggregate amount, we expect that between $0.7 million and $1.2 million will be non-cash charges.

Currently anticipated charges associated with the closure of the Maryland distribution center are as follows:

Description	Low Estimate (in millions)	High Estimate (in millions)
Termination benefits	$0.3	$0.4
Impairment of fixed assets	$0.7	$1.2
Building shutdown costs	$1.7	$2.2
Other	$0.2	$0.3
Total	$2.9	$4.0

In addition, management expects that the closure of the Florida call center and relocation of these operations to a virtual call center, where we believe the majority of our Florida call center associates will be offered the opportunity to work from their homes, will result in annual cost savings of approximately $0.3 million to $0.5 million. The aggregate costs associated with closure of the call center are estimated to be from $1.0 million to $1.5 million which we expect to recognize in the second half of 2008. Of the aggregate amount, we expect that between $0.7 million and $0.8 million will be non-cash charges, all of which we expect to be recorded in this fiscal year.

Currently, anticipated charges associated with the closure of the Florida call center are as follows:

Description	Low Estimate (in millions)	High Estimate (in millions)
Termination benefits	—	$0.1
Impairment of fixed assets	$0.7	$0.8
Building shutdown costs	$0.3	$0.5
Other	—	$0.1
Total	$1.0	$1.5

With respect to the anticipated closure of underperforming stores, management is currently unable to make a determination of severance costs, lease termination costs, and other costs expected to be incurred in connection with these closings and a reasonable estimate or range of estimates for such costs. We will file an amendment to this report to make these disclosures when a determination is made.

Item 2.06.	Material Impairments.

Management regularly reviews store performance and future prospects to identify underperforming locations. As part of this process, if and when circumstances dictate, management assesses impairment. As a result of this analysis, on July 23, 2008, West Marine concluded an impairment charge for the quarter ended June 28, 2008 was warranted.

As previously disclosed, we anticipated closing a small number of stores this year, which we originally estimated to be in the range of 10 to 15 locations. These closures were primarily due to relocation, or consolidation of smaller stores into fewer, larger stores to better serve our markets. During the second quarter, management conducted a more detailed analysis of store operations, particularly in light of deteriorating boating market conditions, and concluded that additional underperforming stores should be closed, bringing the total to between 25 and 30 stores. The stores identified for closure and impairment are spread across several major U.S. boating markets. Management used specific criteria to identify these stores, including cash flow projections by store as compared to the net book value of long-lived assets by store. In addition to site- and market-specific criteria, consideration was given to the results of future rent negotiations with landlords of leased property. The anticipated pre-tax charge related to the impairments is $1.9 million for the 13-week period ended June 28, 2008.

Additionally, management recorded a non-cash charge of $14.6 million to establish a full valuation allowance against our net deferred tax assets as of June 28, 2008. The relevant accounting guidance in Statement of Financial Accounting Standards No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Our recent cumulative losses, the deterioration of current boating market conditions and its impact on near-term earnings, and the significant decline in sales during our second quarter key boating season (which negatively impacted the annual forecast) weighed heavily in our overall assessment. Accordingly, on July 23, 2008, West Marine determined to record a non-cash charge of $14.6 million to establish a full valuation allowance against its net deferred tax assets as of June 28, 2008. We expect to record a full valuation allowance on future tax benefits until we can sustain an appropriate level of profitability and, until such time, we do not expect to recognize any significant tax benefits in our future results of operations.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibit:

99.1	Press Release dated July 24, 2008 (furnished pursuant to Item 2.02 of Form 8-K).

Special Note Regarding Forward-Looking Statements

This report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to the closure of our Maryland distribution center, our Florida call center, and certain underperforming stores, and the currently expected charges to be incurred in connection therewith, as well as facts and assumptions underlying these expectations. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including any additional facts or actions that may arise from management’s further review and assessment of the impact of the anticipated closures. Risk factors that may affect our earnings in the future include those set forth in the Form 10-K for the fiscal year ended December 29, 2007. Except as required by applicable law, we assume no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: July 24, 2008	By:	/s/ Thomas R. Moran
Thomas R. Moran Senior Vice President and Chief Financial Officer